EXHIBIT 99.1

Press Release

TREX ACQUISITION CORP ANNOUNCES NEW BUSINESS VENTURE

T Rex Acquisition, Corp. (OTC Pink Sheets: TRXA),  announced today that, through its wholly-owned subsidiary, Raptor Mining LLC (“Raptor Mining”), T REX has set in motion what it expects will help T-REX become a major player in the highly scalable, cryptocurrency mining industry using environmentally sustainable methods.

T REX’s President and CEO Frank Horkey stated, “Surveying the landscape of potential operating activities congruent with our T REX incubator model, we saw the cryptocurrency industry as a growth opportunity that is gaining worldwide acceptance.  We believe our entry into the cryptocurrency and virtual assets will help accelerate the company’s growth potential.”  Mr. Horkey went on to say, “In July, we began our initial R & D and mining asset acquisition for Raptor Mining and now our efforts are focused on scaling our mining assets while taking advantage of technological innovations to reduce electrical costs to minimize our carbon footprint while maximizing our profits.”

Raptor Mining recently inked a contract with co-location facility Ace Host, a Tampa Florida -based managed cloud and data center, to host Raptor Mining’s first cryptocurrency mining equipment. Mr. Horkey pointed out “the route of co-location provides us the perfect low-barrier-to-entry jump-off platform to enter the crypto mining world; we are able to enjoy increased efficiencies and dramatically reduced overhead compared to hosting miners on-premises.  Through Ace Host, we have around the clock monitoring and security for our hardware and simple remote access by management.” Within hours of Ace Host deploying Raptor Mining’s ASIC crypto miners, T-REX began accumulating revenue through Bitcoin mining.

Over the coming months, T REX anticipates substantial scaling of its operations and to deploy alternative capital efficient power sources that have only recently become available.

Media Contact:

Frank Horkey, CEO

(954) 742-3001

fhorkey@trex-acq.com